Exhibit 99.1

CONTACT:

Tierney Saccavino

(914) 326-5104

tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Corporate Restructuring, Management Changes

•	15% reduction in headcount
•	Greater than $20 million in expected annualized cost savings from headcount and budget reductions

ARDSLEY, N.Y. – September 09, 2021 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced a corporate restructuring to reduce costs and more closely align operating expenses with expected revenue. The Company also announced changes to its management team.

Corporate Restructuring

As a result of the restructuring, the Company is reducing headcount by 15%. Most of the reduction in personnel will take place immediately, with the balance completed in the first quarter of 2022.

The Company expects to realize annualized cost savings of approximately $20 million from the headcount reductions and the outsourcing of certain operations, beginning in 2022. Acorda estimates that it will incur approximately $3.0 million of pre-tax charges for severance and other costs related to the restructuring, through the first quarter of 2022.

Management Changes

Lauren Sabella, currently Acorda’s Chief Commercial Officer, has been named Chief Operating Officer. She will have responsibility for Quality, Information Technology, Technical Operations, and Business Operations / Strategic Planning. Kerry Clem, Acorda’s Executive Vice President of Sales, Market Access, and Operations, has been named Chief Commercial Officer.

“We have made substantial progress over the past year, growing sales of Inbrija, maintaining Ampyra revenue to a substantial degree, and retiring our short-term debt. We have achieved these outcomes despite the significant impact of the pandemic on our business. When the pandemic subsides, we believe that we will have the opportunity to accelerate Inbrija’s trajectory, as in-person interactions with health care providers and patients return to more normal levels. The headcount reductions and structural changes we have made will enable us to operate more efficiently and further align our expenses with revenue, while continuing to grow Inbrija sales,” said Ron Cohen, M.D., Acorda’s President and Chief Executive Officer. “We are deeply grateful to the associates who are leaving Acorda for their commitment, hard work, and many contributions.”

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: we may not be able to successfully market AMPYRA, INBRIJA or any other products under development; the COVID-19 pandemic, including related restrictions on in-person interactions and travel, and the potential for the illness and quarantines to affect our employees or consultants or those that work for other companies we rely upon, could have a material adverse effect on our business operations or product sales; our ability to raise additional funds to finance our operations, repay outstanding indebtedness or satisfy other obligations, and our ability to control our costs or reduce planned expenditures; risks associated with the trading of our common stock and our reverse stock split; risks related to our corporate restructurings, including our ability to outsource certain operations, realize the expected cost savings, and maintain the workforce needed for continued operations; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether we have sufficient commercial supply of INBRIJA to meet market demand; our reliance on third-party manufacturers for the production of commercial supplies of AMPYRA and INBRIJA; third-party payers (including governmental agencies) may not reimburse for the use of INBRIJA at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; reliance on collaborators and distributors to commercialize INBRIJA and AMPYRA outside the U.S.; competition for INBRIJA and AMPYRA, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of AMPYRA (dalfampridine) following our loss of patent exclusivity; the ability to realize the benefits anticipated from acquisitions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the risk of unfavorable results from future studies of INBRIJA (levodopa inhalation powder) or from other research and development programs, or any other acquired or in-licensed programs; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class-action litigation; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third-party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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